As filed with the Securities and Exchange Commission on April 12, 2022	Registration No. 333-264037

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 to
FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

RANGER ENERGY SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware	81-5449572
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
10350 Richmond, Suite 550
Houston, Texas 77042
(713) 935-8900
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Stuart N. Bodden
Ranger Energy Services, Inc.
10350 Richmond, Suite 550
Houston, Texas 77042
(713) 935-8900
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Douglas E. McWilliams
Crosby Scofield
Vinson & Elkins
1001 Fannin, Suite 2500
Houston, Texas 77002
(713) 758-2222

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement

If the only securities being registered on this Form are being offered pursuant to a dividend or interest reinvestment plans, please check the following box: ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated Filer ☒
Smaller reporting company ☒	Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in the prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED APRIL 12, 2022

PROSPECTUS
18,809,999 Shares

Ranger Energy Services, Inc.
Class A Common Stock

This prospectus relates to the offering and resale by the selling stockholders identified herein (the “Selling Stockholders”) of up to 18,809,999 shares (the “offered shares”) of Class A Common Stock, par value $0.01 per share (“Class A Common Stock”), of Ranger Energy Services, Inc. (“Ranger,” the “Company,” “we,” or “us”), including 6,000,001 shares issuable upon conversion of Preferred Stock, from time to time in amounts, at prices and on terms that will be determined at the time of the applicable offering. We are not selling any shares of common stock under this prospectus and we will not receive any of the proceeds from the sale of the offered shares.
The Selling Stockholders may offer and sell the offered shares to or through one or more underwriters, dealers and agents or directly to purchasers, on a continuous or delayed basis. The price at which the Selling Stockholders may sell the offered shares will be determined by the prevailing market for the offered securities or in negotiated transactions that may be at prices other than prevailing market prices.
Our Class A Common Stock is listed on the New York Stock Exchange (“NYSE”) under the trading symbol “RNGR.” On April 8, 2022, the closing price of our Class A Common Stock was $10.10 per share.

Investing in our shares involves a number of risks. See “Risk Factors” on page 5 of this prospectus.
Neither the Securities and Exchange Commission (“SEC”), nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is April 12, 2022

RANGER ENERGY SERVICES, INC.

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-1 that we are filing with the SEC using a “shelf” registration process. Under the shelf registration process, the Selling Stockholders may, from time to time, offer and sell the public shares of our Class A Common Stock covered by this prospectus in one or more filings.
This prospectus provides you with a general description of the shares of our Class A Common Stock that the Selling Stockholders may offer. Each time the Selling Stockholders sell shares of our Class A Common Stock, we or the Selling Stockholders will, to the extent required by law, provide a prospectus supplement that contains specific information about the terms of that offering. Prospectus supplements may also add, update or change information contained in this prospectus. If the description of the offering varies between any prospectus supplement and this prospectus, you should rely on the information in the applicable prospectus supplement.
You should assume that the information appearing in this prospectus and any accompanying prospectus supplement is accurate as of the date on its respective cover, and that information incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.
Before making an investment in our Class A Common Stock, you should carefully read this prospectus, any applicable prospectus supplement, together with the information incorporated and deemed to be incorporated by reference herein as described under “Important Information Incorporated by Reference” and “Where You Can Find More Information.”
You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. Neither we nor the Selling Stockholders have authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.
This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they related, nor does this prospectus and any accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Some of the information in this prospectus, and the documents we incorporate by reference, contain “forward‑looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical fact included in this prospectus, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward‑looking statements. When used in this prospectus, the words “may,” “should,” “could,” “would,” “believe,” “plan,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions are intended to identify forward‑looking statements, although not all forward‑looking statements contain such identifying words. These forward‑looking statements are based on our current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events.
Forward‑looking statements in this prospectus and any accompanying prospectus supplement and in any document incorporated by reference in this prospectus may include, for example, statements about:
•competition and government regulations, including new and proposed legislation by the Biden Administration aimed at reducing the impact of climate change;
•our business strategy;
•our operating cash flows, the availability of capital and our liquidity;
•our future revenue, income and operating performance;
•the volatility in global crude oil demand and prices for an uncertain period of time that may lead to a significant reduction of domestic crude oil and natural gas production;
•global or national health concerns, including pandemics such as the outbreak of Coronavirus (“COVID-19”);
•political and economic conditions and events in foreign oil, natural gas and NGL producing countries, including embargoes, continued hostilities in the Middle East and other sustained military campaigns, the armed conflict in Ukraine and associated economic sanctions on Russia, conditions in South America, Central America and China and acts of terrorism or sabotage;
•our ability to sustain and improve our utilization, revenues and margins;
•our ability to maintain acceptable pricing for our services;
•our future capital expenditures;
•our ability to finance equipment, working capital and capital expenditures;
•our ability to obtain permits and governmental approvals;
•pending legal or environmental matters;
•marketing of oil and natural gas;
•business or asset acquisitions;
•general economic conditions;
•credit markets;
•our ability to successfully develop our research and technology capabilities and implement technological developments and enhancements;
•uncertainty regarding our future operating results; and
•plans, objectives, expectations and intentions contained in this prospectus that are not historical.

We caution you that these forward‑looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks include, but are not limited to, the risks described under “Risk Factors” in this prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2021 and our other reports filed with the SEC, each of which is incorporated by reference herein. Should one or more of the risks or uncertainties described occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward‑looking statements.
All forward‑looking statements, expressed or implied, included in this prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward‑looking statements that we or persons acting on our behalf may issue. Except as otherwise required by applicable law, we disclaim any duty to update any forward‑looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus.

SUMMARY
This summary highlights selected information appearing elsewhere in this prospectus. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus and the documents incorporated by reference, including the information set forth under the heading “Risk Factors” therein and our financial statements, before making an investment decision.
RANGER ENERGY SERVICES, INC.
Overview
Ranger Energy Services, Inc. (“Ranger,” the “Company,” or “we”) is a provider of onshore high specification (“high-spec”) well service rigs, wireline services, and additional processing solutions and ancillary services in the United States. We provide an extensive range of well site services to leading U.S. exploration and production (“E&P”) companies that are fundamental to establishing and enhancing the flow of oil and natural gas throughout the productive life of a well. Our focus has been positioning ourselves to serve a high-quality customer base by leveraging our young fleet, improving systems and streamlining processes, making Ranger an operator of choice for U.S. E&P companies that require completion and production services.
Our service offerings consist of well completion and maintenance support, wireline, including service rigs, and other complementary services, which are conducted in three reportable segments, as follows:
•High Specification Rigs. Provides high-spec well service rigs and complementary equipment and services to facilitate operations throughout the lifecycle of a well.
•Wireline Services. Provides services necessary to bring and maintain a well on production and consists of our wireline completion and wireline production and pump down lines of business.
•Processing Solutions and Ancillary Services. Provides other services often utilized in conjunction with our High Specification Rigs and Wireline Services segments. These services include equipment rentals, plug and abandonment, logistics hauling, processing solutions, as well as snubbing and coil tubing.
We operate in most of the active oil and natural gas basins in the United States, including the Permian Basin, Denver-Julesburg Basin, Bakken Shale, Eagle Ford Shale, Haynesville Shale, Gulf Coast, South Central Oklahoma Oil Province and Sooner Trend Anadarko Basin Canadian and Kingfisher Counties plays.
Our Corporate Information
Our principal executive offices are located at 10350 Richmond Avenue, Suite 550, Houston, Texas 77042, and our telephone number at that address is (713) 935-8900. Our website address is www.rangerenergy.com. Information contained on our website does not constitute a part of this prospectus.
For additional information about the Company, please read the documents listed under the heading “Important Information Incorporated by Reference.”

RISK FACTORS
Investing in shares of our Class A Common Stock involves a number of risks. You should carefully consider the risk factors and all of the other information included in, or incorporated by reference into this prospectus, including those in our most recent Annual Report on Form 10-K for the year ended December 31, 2021 and the other information contained in our Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and in this prospectus before deciding to invest in shares of our Class A Common Stock. These risk factors, and others that are not presently known to us or that we currently believe are immaterial, may cause our operating results to vary from anticipated results or may materially and adversely affect our business and financial condition. If any of the unfavorable events or circumstances described in the risk factors actually occurs, our business and results of operations could be significantly affected, the trading price of our Class A Common Stock could decline and you could lose all or part of your investment.
USE OF PROCEEDS
We will not receive any proceeds from the sale of the offered shares by the Selling Stockholders. All shares of Class A Common Stock offered by this prospectus are being registered for the account of the Selling Stockholders.

SELLING STOCKHOLDERS
This prospectus relates to the offer and sale from time to time of up to 18,809,999 shares of our Class A Common Stock by the stockholders, including 6,000,001 shares issuable upon conversion of Preferred Stock, identified in the table below, who we refer to in this prospectus as the “Selling Stockholders” and its transferees, pledgees, donees, assignees or other successors (each also a selling stockholder for purposes of this prospectus). The Selling Stockholders identified below may currently hold or acquire at any time shares of our Class A Common Stock in addition to those registered hereby.
We are registering these 18,809,999 shares of our Class A Common Stock for sale by the Selling Stockholders named below, including 1,256,000 shares of our Class A Common Stock pursuant to the Patriot MIPA (as defined herein), which we entered into to effect the Patriot Acquisition (as defined herein), 900,000 shares of our Class A Common Stock pursuant to the PerfX APA (as defined herein), which we entered into to effect the PerfX Acquisition (as defined herein), 6,000,001 shares of our Class A Common Stock pursuant to the Series A Preferred Stock SPA (defined herein) and 10,653,998 shares of our Class A Common Stock pursuant to the IPO Registration Rights Agreements (as defined herein). For additional information regarding the PerfX APA, Series A Preferred Stock SPA and IPO Registration Rights Agreement, see “Description of Capital Stock—Registration Rights.”
Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares of our Class A Common Stock beneficially owned by them.
The information in the table below (other than the percentages of our outstanding common stock beneficially owned) in respect of the Selling Stockholders was furnished by or on behalf of the Selling Stockholders and is as of the date hereof. Except as may be noted elsewhere in this prospectus related to the Patriot MIPA, PerfX APA and Series A Preferred Stock, the Selling Stockholders do not have, and within the last three years have not had, any material relationships with us or any of our affiliates.
Information concerning the Selling Stockholders may change from time to time and any changed information will be set forth in supplements to this prospectus, if and when necessary. No offer or sale under this prospectus may be made by a Selling Stockholder unless that holder is listed in the table below, in any supplement to this prospectus or in an amendment to the related Registration Statement that has become effective. We will supplement or amend this prospectus if applicable to include additional selling stockholders upon provision of all required information to us and subject to the terms of any relevant agreement between us and the selling stockholders.
The Selling Stockholders are not obligated to sell any of the shares of our Class A Common Stock offered by this prospectus. Because the Selling Stockholders identified in the table below may sell some or all of the shares of our Class A Common Stock owned by them that are included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of such shares of our Class A Common Stock, no estimate can be given as to the number of shares of our Class A Common Stock covered by this prospectus that will be held by the Selling Stockholders upon termination of this offering. In addition, the Selling Stockholders may sell, transfer or otherwise dispose of, at any time and from time to time, shares of our Class A Common Stock they hold in transactions exempt from the registration requirements of the Securities Act after the date on which the Selling Stockholders provided the information set forth on the table below. Therefore, for purposes of the following table we have assumed that the Selling Stockholders will sell all of the shares of our Class A Common Stock beneficially owned by them that are covered by this prospectus, but will not sell any other shares of our Class A Common Stock that they may currently own.

		Shares Beneficially Owned Prior to the Offering		Shares Offered Hereby	Shares Beneficially Owned After the Offering
		Number	% (1)		Number	%
2	CSL Fund II Preferred Holdings LLC	3,936,513	21.1%	3,936,513	—	—%
2	CSL Energy Opportunity Fund I, LP	1,824,822	9.8%	1,824,822	—	—%
2	CSL Energy Holdings I, LLC	796,146	4.3%	796,146	—	—%
3	Dialectic Geronimo SPV LLC	2,857,143	15.3%	2,857,143	—	—%
4	T. Rowe Price Small-Cap Value Fund, Inc.	3,001,120	16.1%	2,000,000	1,001,120	4.1%
5	Bayou Well Holdings	2,614,107	14.0%	2,614,107	—	—%
6	Encompass Capital Master Fund LP	488,990	2.6%	488,990	—	—%
7	Encompass Capital EL Master Fund LP	274,254	1.5%	274,254	—	—%
8	Franklin Templeton Investment Funds - Franklin Natural Resources Fund	171,429	*	171,429	—	—%
9	Franklin Strategic Series - Franklin Natural Resources Fund	114,286	*	114,286	—	—%
10	BEMAP Master Fund Ltd. By Encompass Capital Advisors, LLC	93,899	*	93,899	—	—%
11	WDE PWS Aggregate, LLC(2)	1,214,996	6.5%	1,214,996	—	—%
11	Dragan Cicvaric	41,004	*	41,004	—	—%
12	Chief Investments, LLC	900,000	4.8%	900,000	—	—%
13	DHW Energy, LTD	10,171	*	10,171	—	—%
13	Kellan Resources, LP	21,223	*	21,223	—	—%
13	Michmatt, LTD	35,371	*	35,371	—	—%
13	Venucot, LTD	10,171	*	10,171	—	—%
14	Tim Sexton	31,787	*	31,787	—	—%
15	Austin Lee Ventures	25,943	*	25,943	—	—%
16	Brian Smith	14,148	*	14,148	—	—%
17	Wesley McGuffin	12,005	*	12,005	—	—%
18	Ronney Coleman	9,142	*	9,142	—	—%
19	Lance Perryman	8,641	*	8,641	—	—%
20	Elizabeth Kurz	7,307	*	7,307	—	—%
21	Brandon Buford	6,781	*	6,781	—	—%
22	Jason Podraza	6,283	*	6,283	—	—%
23	Dimitrious Papadopoulous	6,283	*	6,283	—	—%
24	Guy Hass	6,283	*	6,283	—	—%
25	Scott Milliren	5,275	*	5,275	—	—%
26	Doug Otten	5,086	*	5,086	—	—%
27	Richard Giesecke	4,677	*	4,677	—	—%
28	Edwin Frank, III	3,858	*	3,858	—	—%
29	AJAE Limited Partnership	3,391	*	3,391	—	—%
30	Robert Chiste	3,391	*	3,391	—	—%
31	BKRK Investments	3,391	*	3,391	—	—%
32	Ron Fancher	2,923	*	2,923	—	—%
33	Douglas P. MacKinnon	2,922	*	2,922	—	—%
34	Caerus Holdings, LLC	2,922	*	2,922	—	—%
35	Texican Land Company LP	2,922	*	2,922	—	—%
36	Chris Czuppon	2,782	*	2,782	—	—%
37	Mike Chiste	2,782	*	2,782	—	—%
38	KP-Rahr Venture IV, LLC	1,930	*	1,930	—	—%
39	Carolyn Toledo	1,695	*	1,695	—	—%
40	George A. Toledo	1,695	*	1,695	—	—%
41	David Hayes	1,695	*	1,695	—	—%
42	Gary Luce	1,462	*	1,462	—	—%
43	WRB Interests LTD	1,462	*	1,462	—	—%
44	Keith Evans	1,462	*	1,462	—	—%
45	James Merrell	1,462	*	1,462	—	—%
46	CC Natural Resource Interests, LLC	992	*	992	—	—%
47	Michael Hopkins	528	*	528	—	—%
48	Jake Jacobs	448	*	448	—	—%
49	Kevin Gibson	375	*	375	—	—%
50	All other selling stockholders as a group holding less than 1% of outstanding shares in aggregate	208,223	1.1%	208,223	—	—%
	Total	18,809,999		17,808,879	1,001,120

*	Less than one percent.
1	As of March 23, 2022, there were 18,671,361 shares of our Class A Common Stock and no shares of our Class B Common Stock outstanding.
2
Consists of 6,557,481, all of which are Class A Common Stock issued upon the initial public offering of Ranger Energy Services, Inc. The mailing address of CSL Fund II Preferred Holdings LLC, CSL Energy Opportunity Fund I, LP and CSL Energy Holdings I, LLC is 2500 Summer Street, Suite 1100, Houston, Texas 77007.

3
Consists of 2,857,143, all of which are Preferred Stock that will be automatically converted into Class A Common Stock upon the effectiveness of this registration statement, held by Dialectic Geronimo SPV LLC. The mailing address of Dialectic Geronimo SPV LLC is 119 Rowayton Avenue, Suite 200, Norwalk, Connecticut 06853.

4
The shares offered by T. Rowe Price Small-Cap Value Fund, Inc. consists of 2,000,000 shares, all of which are Preferred Stock that will be automatically converted into Class A Common Stock upon the effectiveness of this registration statement held by T. Rowe Price Small-Cap Value Fund, Inc. The mailing address of T. Rowe Price Small-Cap Value Fund, Inc. is 100 East Pratt Street, Baltimore, Maryland 21202.

5
Consists of 2,614,107, all of which are Class A Common Stock issued upon the initial public offering of Ranger Energy Services, Inc.The mailing address of Bayou Well Holdings Company LLC is 1310 W. Sam Houston Parkway North, Houston, Texas

6
Consists of 488,990 shares, all of which are Preferred Stock that will be automatically converted into Class A Common Stock upon the effectiveness of this registration statement, held by Encompass Capital Master Fund, L.P. The mailing address of Encompass Capital Master Fund, L.P. is 200 Park Avenue, Suite 1100, New York, New York 10166.

7
Consists of 274,254 shares all of which are Preferred Stock that will be automatically converted into Class A Common Stock upon the effectiveness of this registration statement, held by Encompass Capital EL Master Fund L.P. The mailing address of Encompass Capital EL Master Fund L.P. is 200 Park Avenue, Suite 1100, New York, New York 10166.

8
Consists of 171,429 shares all of which are Preferred Stock that will be automatically converted into Class A Common Stock upon the effectiveness of this registration statement, held by Franklin Templeton Investment Funds. The mailing address of Franklin Templeton Investment Funds is One Franklin Parkway, San Mateo, California 94403.

9
Consists of 114,286 shares all of which are Preferred Stock that will be automatically converted into Class A Common Stock upon the effectiveness of this registration statement, held by Franklin Strategic Series.

10
Consists of 93,899 shares all of which are Preferred Stock that will be automatically converted into Class A Common Stock upon the effectiveness of this registration statement, held by BEMAP Master Fund Ltd. The mailing address of BEMAP Master Fund Ltd. is 200 Park Avenue, Suite 1100, New York, New York 10166.

11
According to the information provided by WDE PWS Aggregate, LLC, WDE PWS Aggregate, LLC may be deemed to be the beneficial owner of a total of 1,214,996 shares of our Class A Common Stock. Edelman & Guill Energy L.P. II and White Deer Energy L.P. II, White Deer Energy IND L.P. II, White Deer Energy TE L.P. II and White Deer Energy FI L.P. II (collectively, the “White Deer Entities”) are the owners of WDE PWS Aggregate, LLC. Edelman & Guill Energy Ltd. is the general partner of Edelman & Guill Energy L.P. II and each of the White Deer Entities. Messrs. Thomas J. Edelman and Ben A. Guill are the two directors of Edelman & Guill Energy Ltd. Accordingly, each of Messrs. Edelman and Guill, Edelman & Guill Energy Ltd. and Edelman & Guill Energy L.P. II may be deemed to be beneficial owners of the Ranger Shares. Each of Edelman & Guill Energy Ltd., Edelman & Guill Energy L.P. II and Messrs. Edelman and Guill disclaim any such beneficial ownership, except to the extent of their pecuniary interests therein. The mailing address of WDE PWS Aggregate, LLC is 700 Louisiana Street, Suite 4770, Houston, Texas 77002.

12
Consists of 900,000 shares of Class A Common Stock held by Chief Investments, LLC. Charlie Thomas retains sole voting and investment power. The mailing address of the selling stockholder is 1389 Raleigh Street, Denver, Colorado 80204.

13	According to the information provided by Michmatt, LTD, Kellan Resources, LP, DHW Energy, LTD, and Vencot, LTD, Bryan Basham may be deemed the beneficial owner of 76,936 shares of Class A Common Stock. Bryan Basham is the general partner of these entities and has beneficial ownership over the securities. The mailing address of the selling stockholder is 820 Gesser Road, Suite 1350, Houston, Texas 77024.
14
According to the information provided by Tim Sexton, he may be deemed the beneficial owner of 31,787 shares of Class A Common Stock. The mailing address of the selling stockholder is 26 Crestwood Drive, Houston, Texas 77007.

15
According to the information provided by William M. Austin, he may be deemed the beneficial owner of 25,943 shares of Class A Common Stock. The mailing address of the selling stockholder is 5020 Tangle Lane, Houston Texas 77056.

16
According to the information provided by Brian Smith, he may be deemed the beneficial owner of 14,148 shares of Class A Common Stock. The mailing address of the selling stockholder is 4514 Cole Avenue, Suite 600, Dallas, Texas 75205.

17
According to the information provided by Wesley McGuffin, he may be deemed the benefical owner of 12,005 shares of Class A Common Stock. The mailing address of the selling stockholder is 1903 Rice Mill Drive, Katy, Texas 77493.

18
According to the information provided by Ronald Coleman, he may be deemed the beneficial owner of 9,142 shares of Class A Common Stock. The mailing address of the selling stockholder is P.O. Box 232, Midland, Texas 76556.

19
According to the information provided by Lance Perryman, he may be deemed the beneficial owner of 8,641 shares of Class A Common Stock. The mailing address of the selling stockholder is P.O. Box 1768, Wimberley, Texas 78676.

20
According to the information provided by Elizabeth Kurz, she may be deemed the beneficial owner of 7,307 shares of Class A Common Stock. The mailing address of the selling stockholder is 2126 Fawn Meadow Lane, Richmond, Texas 77406.

21
According to the information provided by Brandon Buford, he may be deemed the beneficial owner of 6,781 shares of Class A Common Stock. The mailing address of the selling stockholder is 837 Castle Creek, Coppell, Texas 75019.

22
According to the information provided by Jason Podraza, he may be deemed the beneficial owner of 6,283 shares of Class A Common Stock. The mailing address of the selling stockholder is 12210 Pebblebrook Drive.

23
According to the information provided by Dmitrios Papadopoulous, he may be deemed the beneficial owner of 6,283 shares of Class A Common Stock. The mailing address of the selling stockholder is 2019 Summer Gardens Lane, Katy, Texas 77493.

24
According to the information provided by Guy Hass, he may be deemed the beneficial owner of 6,283 shares of Class A Common Stock. The mailing address of the selling stockholder is P.O. Box 133, Eaton, Colorado 80615.

25
According to the information provided by Scott Milliren, he may be deemed the beneficial owner of 5,275 shares of Class A Common Stock. The mailing address of the selling stockholder is 27503 Blinkwood Park, Katy, Texas 77494.

26
According to the information provided by Doug Otten, he may be deemed the beneficial owner of 5,086 shares of Class A Common Stock. The mailing address of the selling stockholder is 5103 Sea Pines Drive, Dallas, Texas 75287.

27
According to the information provided by Richard Giesecke, he may be deemed the beneficial owner of 4,677 shares of Class A Common Stock. The mailing address of the selling stockholder is P.O. Box 160, Llano, Texas 78643.

28
According to the information provided by Edwin Frank, III, he may be deemed the beneficial owner of 3,858 shares of Class A Common Stock. The mailing address of the selling stockholder is 5773 Woodway, No. 403, Houston, Texas 77057.

29
According to the information provided by AJAE Limited Partnership, AJAE Limited Partnership may be deemed the beneficial owner of 3,391 shares of Class A Common Stock. J.W. Brown is the general partner of AJAE Limited Partnership and has beneficial ownership over the securities. The mailing address of the selling stockholder is 3604 Ptotmac Avenue, Dallas, Texas 75205.

30
According to the information provided by Robert Chiste, he may be deemed the beneficial owner of 3,391 shares of Class A Common Stock. The mailing address of the selling stockholder is 349 Promenade Street West, Montgomery, Texas 77356.

31
According to the information provided by BKRK Investments, Ltd., BKRK Investments, Ltd. has sole voting power of 3,391 shares of Class A Common Stock. Bryan Kaminski is the general partner of BKRK Investments, Ltd. and has beneficial ownership over the securities. The mailing address of the selling stockholder is P.O. Box 795756, Dallas, Texas 75379-5756.

32
According to the information provided by Ron Fancher, he may be deemed the beneficial owner of 2,923 shares of Class A Common Stock. The mailing address of the selling stockholder is 5929 Broadmerde Drive, Plano, Texas 75093.

33
According to the information provided by Douglas P. MacKinnon, he may be deemed the beneficial owner of 2,922 shares of Class A Common Stock. The mailing address of the selling stockholder is 6930 Westlake Avenue, Dallas, Texas 75214.

34
According to the information provided by Caerus Holdings, LLC, Caerus Holdings, LLC may be deemed the beneficial owner of 2,922 shares of Class A Common Stock. Dustin Gaspari is the general manager of Caerus Holdings, LLC and has sole voting power. The mailing address of the selling stockholder is P.O. Box 48059, Denver, Colorado 80204.

35
According to the information provided by Texican Land Company, LP, he may be deemed the beneficial owner of 2,922 shares of Class A Common Stock. The mailing address of the selling stockholder is 2727 LBJ Freeway, Suite 600, Dallas, Texas 75234.

36
According to the information provided by Chris Czuppon, he may be deemed the beneficial owner of 2,782 shares of Class A Common Stock. The mailing address of the selling stockholder is 6500 East Greenway Boulevard, Houston, Texas 77046.

37
According to the information provided by Mike Chiste, he may be deemed the beneficial owner of 2,782 shares of Class A Common Stock. The mailing address of the selling stockholder is 4516 Lovers Lane, Suite 127, Dallas, Texas 75225.

38
According to the information provided by KP Rahr Venture IV, LLC, he may be deemed the beneficial owner of 1,930 shares of Class A Common Stock. The mailing address of the selling stockholder is 940 Gemini Avenue, Suite 200, Houston, Texas 77058.

39
According to the information provided by Carolyn Toldeo, she may be deemed the beneficial owner of 1,695 shares of Class A Common Stock. The mailing address of the selling stockholder is 3812 Gillon Avenue, Dallas, Texas 75205.

40
According to the information provided by George Toldeo, he may be deemed the beneficial owner of 1,695 shares of Class A Common Stock. The mailing address of the selling stockholder is 3812 Gillon Avenue, Dallas, Texas 75205.

41
According to the information provided by David Hayes, he may be deemed the beneficial owner of 1,695 shares of Class A Common Stock. The mailing address of the selling stockholder is 2850 N. Harwood Street, Dallas, Texas 75201.

42
According to the information provided by Gary Luce, he may be deemed the beneficial owner of 1,462 shares of Class A Common Stock. The mailing address of the selling stockholder is 6636 Saint Anne Street, Dallas, Texas 75248.

43
According to the information provided by WRB Interest LTD, he may be deemed the beneficial owner of 1,462 shares of Class A Common Stock. The mailing address of the selling stockholder is 5535 Memorial Drive, Suite F #360, Houston, Texas 77007.

44
According to the information provided by Keith Evans, he may be deemed the beneficial owner of 1,462 shares of Class A Common Stock. The mailing address of the selling stockholder is 4801 West Lovers Lane, Dallas, Texas 75209.

45
According to the information provided by James Merrell, he may be deemed the beneficial owner of 1,462 shares of Class A Common Stock. The mailing address of the selling stockholder is 3011 West Cypress Mill, Stillwater, Oklahoma 74074.

46
According to the information provided by CC Natural Resources, LLC, he may be deemed the beneficial owner of 992 shares of Class A Common Stock. The mailing address of the selling stockholder is 4516 Lovers Lane, Suite No. 127, Dallas, Texas 75225.

47
According to the information provided by Michael Hopkins, he may be deemed to be the beneficial owner of 528 shares of our Class A Common Stock. The mailing address of the selling stockholder is 4211 Berry Cove Circle, Richmond, TX 77406.

48
According to the information provided by Jake Jacobs, he may be deemed to be the beneficial owner of 448 shares of our Class A Common Stock. The mailing address of the selling stockholder is 4558 County Road 409, El Campo, TX 77437.

49
According to the information provided by Kevin Gibson, he may be deemed to be the beneficial owner of 375 shares of our Class A Common Stock. The mailing address of the selling stockholder is 284 Crestview Road, Yorktown, TX 78164.

50
Represents shares held by all other selling stockholders not listed above who, in the aggregate, beneficially own less than 1% of our Common Stock outstanding prior to this offering, and includes 208,223 shares of Class A Common Stock issuable upon exercise of options held by certain of such selling stockholders that have vested or are expected to vest within 60 days after August 31, 2021. Includes shares held by employees and former employees of the Company.

DESCRIPTION OF CAPITAL STOCK
The following description of our capital stock is based upon our amended and restated certificate of incorporation, our amended and restated bylaws and applicable provisions of law. We have summarized certain portions of our amended and restated certificate of incorporation and amended and restated bylaws below. The summary is not complete and is subject to, and is qualified in its entirety by express reference to, the provisions of applicable law and to our amended and restated certificate of incorporation and amended and restated bylaws.
Authorized Capital Stock
Our authorized capital stock of consists of 100,000,000 shares of Class A Common Stock, $0.01 par value per share, 100,000,000 shares of Class B Common Stock, $0.01 par value per share and 50,000,000 shares of preferred stock, $0.01 par value per share. As of March 23, 2022, we had 18,671,361 shares of Class A common stock, no shares of Class B common stock and 6,000,001 shares issued or outstanding of Series A Convertible Preferred Stock.
Class A Common Stock
Voting Rights. Holders of shares of Class A Common Stock are entitled to one vote per share held of record on all matters to be voted upon by the shareholders. The holders of Class A Common Stock do not have cumulative voting rights in the election of directors.
Dividend Rights. Holders of shares of our Class A Common Stock are entitled to ratably receive dividends when and if declared by our board of directors out of funds legally available for that purpose, subject to any statutory or contractual restrictions on the payment of dividends and to any prior rights and preferences that may be applicable to any outstanding preferred stock.
Liquidation Rights. Upon our liquidation, dissolution, distribution of assets or other winding up, the holders of Class A Common Stock are entitled to receive ratably the assets available for distribution to the shareholders after payment of liabilities and the liquidation preference of any of our outstanding shares of preferred stock.
Other Matters. The shares of Class A Common Stock have no preemptive or conversion rights and are not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the Class A Common Stock. All outstanding shares of our Class A Common Stock, including the Class A Common Stock offered in this offering, are fully paid and non-assessable.
Class B Common Stock
Voting Rights. Holders of shares of our Class B Common Stock are entitled to one vote per share held of record on all matters to be voted upon by the shareholders. Holders of shares of our Class A Common Stock and Class B Common Stock vote together as a single class on all matters presented to our shareholders for their vote or approval, except with respect to the amendment of certain provisions of our amended and restated certificate of incorporation that would alter or change the powers, preferences or special rights of the Class B Common Stock so as to affect them adversely, which amendments must be by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class, or as otherwise required by applicable law.
Dividend and Liquidation Rights. Holders of our Class B Common Stock do not have any right to receive dividends, unless the dividend consists of shares of our Class B Common Stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable or redeemable for shares of Class B Common Stock paid proportionally with respect to each outstanding share of our Class B Common Stock and a dividend consisting of shares of Class A Common Stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable or redeemable for shares of Class A Common Stock on the same terms is simultaneously paid to the holders of Class A Common Stock. Holders of our Class B Common Stock do not have any right to receive a distribution upon a liquidation or winding up of the Company.

Redemption Right. Each member of RNGR Energy Services, LLC a Delaware limited liability company (“Ranger LLC”) has received one share of Class B Common Stock for each Ranger Unit that it holds. Accordingly, each member of Ranger LLC has a number of votes in the Company equal to the aggregate number of Ranger Units that it holds. Pursuant to the amended and restated limited liability company agreement (the “Ranger LLC Agreement”), each holder of Ranger Units has the right to redeem his or her Ranger Units, together with an equal number of shares of Class B Common Stock, for shares of Class A Common Stock (or cash at our election, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications).
Series A Preferred Stock
Under our Amended and Restated Certificate of Incorporation, our board of directors has the authority to issue preferred stock in one or more series, and to fix for each series the voting powers, designations, preferences and relative, participating, optional or other rights and the qualifications, limitations or restrictions, as may be stated and expressed in any resolution or resolutions adopted by our board of directors providing for the issuance of such series as may be permitted by the DGCL, including dividend rates, conversion rights, terms of redemption and liquidation preferences and the number of shares constituting each such series, without any further vote or action by our stockholders.
The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. Additionally, the issuance of preferred stock may restrict dividends on our common stock, dilute the voting power of our common stock or subordinate the liquidation rights of our common stock.
The Certificate of Designation of Preferences, Powers, Preferences and Rights relating to the Series A Convertible Preferred Stock (the “Certificate of Designation”), provides for the authorization and issuance of 6,000,001 shares of Series A Convertible Preferred Stock (“Series A Preferred Stock”) to be issued pursuant to the Securities Purchase Agreement, by and between the Company and the purchasers thereof, dated September 10, 2021 (the “Series A Purchase Agreement”).
Voting Rights. Holders of Series A Preferred Stock will vote as a separate class only on matters adversely affecting the Series A Preferred Stock. The Series A Preferred Stock will not have any right to vote together with the Common Stock on any matters. In all cases where the holders of Series A Preferred Stock have the right to vote separately as a class as provided by or otherwise by the Delaware General Corporation Law (“DGCL”), each holder of Series A Preferred Stock shall be entitled to one vote for each share of Series A Preferred Stock held by such holder. The holders of Series A Preferred Stock have the right to vote on (i) any alteration, change, modification or amendment to the terms of the Series A Preferred Stock or the terms of any other capital stock of the Company so as to affect adversely the Series A Preferred Stock; (ii) the creation, or authorization of the creation of, any Senior Securities or Parity Securities to the Series A Preferred Stock as to dividend, redemption or distribution of assets upon a liquidation event; (iii) an increase of the authorized number of shares of Series A Preferred Stock; (iv) the issuance of any Parity Securities or Senior Securities; and (v) the issuance of any Series A Preferred Stock except pursuant to the terms of the Purchase Agreement.
Liquidation Rights. In the event of any liquidation, dissolution or winding up, whether voluntary or involuntary (each, a “Liquidation Event”), after payment or provision for payment of our debts and other liabilities and payment or setting aside for payment of any preferential amount due to the holders of any other class or series of stock, the holders of our Series A Preferred Stock will be entitled to receive out of the assets of the Company available for distribution, before any distribution of assets is made on the common stock or any other class or series of equity security of the Company the terms of which do not expressly provide that it ranks senior in preference or priority to or on parity, without preference or priority, with the Series A Preferred Stock, an amount equal to the greater of (i) the original issue price of $7.00 per share of Series A Preferred Stock, plus an amount equal to any and all accrued and unpaid dividends, if any, per share, in each case as adjusted for any stock dividends, splits, combinations and similar events on the Series A Preferred Stock, attributable to the Series A Preferred Stock and (ii) the product of (x) the amount per share that would have been payable upon such Liquidation Event to the holders of shares of common stock (assuming the conversion of each share of Series A Preferred Stock in Class A Common Stock), multiplied by (y) the number of shares of Class A Common Stock into which each share of Series A Preferred Stock is then convertible.
Automatic Conversion. Each share of Series A Preferred Stock will automatically, without any further action on the part of the holder thereof and without regard to any arrearage in the payment of dividends, convert into a number of shares of Common Stock equal to the Conversion Ratio (as defined in the Certificate of Designation) on the later of the dates on which (a) the stockholder approval is obtained and (b) this Shelf Registration Statement is declared effective by the SEC.
Dividend Rights. Holders of Series A Preferred Stock will be entitled to participate equally and ratably with the holders of shares of common stock in all dividends or other distributions on the shares of common stock as if immediately prior to each record date for the common stock, shares of Series A Preferred Stock then outstanding were converted into shares of common stock.
Anti-Takeover Effects of Provisions of Our Amended and Restated Certificate of Incorporation, Our Amended and Restated Bylaws and Delaware Law
Some provisions of Delaware law, and our amended and restated certificate of incorporation and our amended and restated bylaws described below, contain provisions that could make the following transactions more difficult: acquisitions of us by means of a tender offer, a proxy contest or otherwise; or removal of our incumbent officers and directors. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that shareholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.
These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection and our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.
Delaware Law
We are not subject to the provisions of Section 203 of the DGCL, regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation, including those whose securities are listed for trading on the NYSE, from engaging in any business combination with any interested shareholder for a period of three years following the date that the shareholder became an interested shareholder, unless:
•the transaction is approved by the board of directors before the date the interested shareholder attained that status;
•upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or
•on or after such time the business combination is approved by the board of directors and authorized at a meeting of shareholders by at least two-thirds of the outstanding voting stock that is not owned by the interested shareholder.
Amended and Restated Certificate of Incorporation and Bylaws
Provisions of our amended and restated certificate of incorporation and our amended and restated bylaws may delay or discourage transactions involving an actual or potential change in control or change in our management, including transactions in which shareholders might otherwise receive a premium for their shares, or transactions that our shareholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our Class A Common Stock.
Provisions in our amended and restated certificate of incorporation and amended and restated bylaws:
•establish advance notice procedures with regard to shareholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our shareholders. These procedures provide that notice of shareholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Our amended and restated bylaws specify the requirements as to form and content of all shareholders’ notices. These requirements may preclude shareholders from bringing matters before the shareholders at an annual or special meeting;
•provide our board of directors the ability to authorize undesignated preferred stock. This ability makes it possible for our board of directors to issue, without shareholder approval, preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our company;
•provide that the authorized number of directors may be changed only by resolution of the board of directors;
•provide that all vacancies, including newly created directorships, may, except as otherwise required by law or, if applicable, the rights of holders of a series of preferred stock, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum (prior to such time, vacancies may also be filled by shareholders holding a majority of the outstanding shares entitled to vote);
•provide that any action required or permitted to be taken by the shareholders must be effected at a duly called annual or special meeting of shareholders and may not be effected by any consent in writing in lieu of a meeting of such shareholders, subject to the rights of the holders of any series of preferred stock with respect to such series;
•provide that our amended and restated certificate of incorporation and amended and restated bylaws may be amended by the affirmative vote of the holders of at least two-thirds of our then-outstanding shares of stock entitled to vote thereon;
•provide that special meetings of our shareholders may only be called by the board of directors;
•provide for our board of directors to be divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered three-year terms, other than directors that may be elected by holders of preferred stock, if any. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for shareholders to replace a majority of the directors;
•provide that we renounce any interest in existing and future investments in other entities by, or the business opportunities of, CSL and its affiliates and that they have no obligation to offer us those investments or opportunities; and
•provide that our amended and restated bylaws can be amended by the board of directors.

Forum Selection
Our amended and restated certificate of incorporation provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for:
•any derivative action or proceeding brought on our behalf;
•any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our shareholders;
•any action asserting a claim against us or any director or officer or other employee of ours arising pursuant to any provision of the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws; or
•any action asserting a claim against us or any director or officer or other employee of ours that is governed by the internal affairs doctrine;
in each such case, subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.
Our amended and restated certificate of incorporation also provides that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of, and to have consented to, this forum selection provision. The forum selection provision is not, however, intended to be deemed a waiver by any stockholder with respect to our compliance with U.S. federal securities laws, and the application of the forum selection provision may in some instances be limited by applicable law.
Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against our directors, officers, employees and agents. The enforceability of similar exclusive forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could rule that this provision in our amended and restated certificate of incorporation is inapplicable or unenforceable.
Registration Rights
Patriot MIPA
On May 14, 2021, we entered into that certain Membership Interest Purchase Agreement with Ranger Energy Services, LLC, our wholly owned subsidiary, and WDE PWS Aggregate, LLC (the “Patriot MIPA”), pursuant to which we issued 1,256,000 shares of our Class A Common Stock as consideration in acquisition of Patriot Completion Solutions LLC (the “Patriot Acquisition”). Pursuant to the Patriot MIPA, we agreed, among other things, to file with the SEC a shelf registration statement registering for resale the shares of our Class A Common Stock issued as consideration in connection with the closing of the Patriot Acquisition. We are filing this Registration Statement pursuant to our obligations under the Patriot MIPA. Pursuant to the MIPA, we will pay all registration expenses in connection with this Registration Statement.
PerfX APA
On July 8, 2021, we entered into that certain Asset Purchase Agreement with Bravo Wireline, LLC, our wholly owned subsidiary, and PerfX Wireline Services, LLC (the “PerfX APA”), pursuant to which we issued 1,000,000 shares of our Class A Common Stock as consideration in acquisition of PerfX Wireline Services, LLC (the “PerfX Acquisition”). Pursuant to the PerfX APA, we agreed, among other things, to file with the SEC a shelf registration statement registering for resale the shares of our Class A Common Stock issued as consideration in connection with the closing of the PerfX Acquisition. We are filing this Registration Statement pursuant to our obligations under the PerfX APA. Pursuant to the APA, we will pay all registration expenses in connection with this registration statement.
Series A Preferred Stock
On September 10, 2021, we entered into that certain Registration Rights Agreement by and among Ranger Energy Services, Inc. and the Preferred Holders (the “Series A Registration Rights Agreement”), in connection with the Series A Securities Purchase Agreement, pursuant to which we issued 6,000,001 shares of our Series A Preferred Stock as consideration for $42.0 million cash. Pursuant to the Series A Registration Rights Agreement, we agreed, among other things, to file with the SEC a shelf registration statement registering for resale an equivalent number of shares of our Class A Common Stock. The Series A Preferred Stock will automatically convert into shares of the Company’s Class A Common Stock upon the effectiveness of this registration statement.
IPO Registration Rights Agreement
On August 16, 2017, in connection with the closing of our IPO, we entered into the IPO Registration Rights Agreement with certain stockholders identified on the signature pages thereto as the Holders (the “Holders”), including certain of the Selling Stockholders.
Pursuant to, and subject to the limitations set forth in, the IPO Registration Rights Agreement, the Holders have the right to require us, by written notice, to prepare and file a registration statement registering the offer and sale of a number of their shares of Class A Common Stock. Reasonably in advance of the filing of any such registration statement, we are required to provide notice of the request to all other Holders, who may participate in the registration. We are required to use all commercially reasonable efforts to maintain the effectiveness of any such registration statement until all shares covered by such registration statement have been sold. Subject to certain exceptions, we are not obligated to effect such a registration within 90 days after the closing of any underwritten offering of shares of Class A Common Stock requested by the Holders pursuant to the IPO Registration Rights Agreement. We are also not obligated to effect any registration where such registration has been requested by the holders of Registrable Securities (as defined in the IPO Registration Rights Agreement) which represent less than $25 million, based on the five-day volume weighted average trading price of the Class A Common Stock on the NYSE.
In addition, pursuant to the IPO Registration Rights Agreement, the Holders have the right to require us, subject to certain limitations set forth therein, to effect a distribution of any or all of their shares of Class A Common Stock by means of an underwritten offering. Further, subject to certain exceptions, if at any time we propose to register an offering of our equity securities or conduct an underwritten offering, whether or not for our own account, then we must notify the Holders of such proposal at least five business days before the anticipated filing date or commencement of the underwritten offering, as applicable, to allow them to include a specified number of their shares in that registration statement or underwritten offering, as applicable. We have included the shares held by certain of the Selling Stockholders for registration on this Registration Statement pursuant to our obligations under the IPO Registration Rights Agreement.
These registration rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration or offering and our right to delay or withdraw a registration statement under certain circumstances. We will generally pay all registration expenses in connection with its obligations under the IPO Registration Rights Agreement, regardless of whether a registration statement is filed or becomes effective.
The obligation to register shares under the IPO Registration Rights Agreement will terminate as to any Holder when the Registrable Securities held by such Holder are no longer subject to any restrictions on trading under the provisions of Rule 144 under the Securities Act, including any volume or manner of sale restrictions. As defined in the IPO Registration Rights Agreement, Registrable Securities means all shares of Class A Common Stock owned at any particular point in time by a Holder other than shares (i) sold pursuant to an effective registration statement under the Securities Act, (ii) sold in a transaction pursuant to Rule 144 under the Securities Act, (iii) that have ceased to be outstanding or (iv) that are eligible for resale without restriction and without the need for current public information pursuant to any section of Rule 144 under the Securities Act.
Transfer Agent and Registrar
Computershare Trust Company, N.A. is the transfer agent and registrar for our Class A Common Stock.
NYSE Listing
Our Class A Common Stock is listed on the NYSE under the trading symbol “RNGR.”

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS
The following is a summary of the material U.S. federal income tax considerations related to the purchase, ownership and disposition of our common stock by a non-U.S. holder (as defined below) that holds our common stock as a “capital asset” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This summary is based on the provisions of the Code, U.S. Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect. We cannot assure you that a change in law will not significantly alter the tax considerations that we describe in this summary. We have not sought any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and the positions and conclusions described in the following summary, and there can be no assurance that the IRS or a court will agree with such statements, positions and conclusions.
This summary does not address all aspects of U.S. federal income taxation that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, this summary does not address the impact of the Medicare surtax on certain net investment income, U.S. federal estate or gift tax laws, any U.S. state or local or non-U.S. tax laws or any tax treaties. This summary also does not address all U.S. federal income tax considerations that may be relevant to particular non-U.S. holders in light of their personal circumstances or that may be relevant to certain categories of investors that may be subject to special rules, such as:
a.banks, insurance companies or other financial institutions;
b.tax-exempt or governmental organizations;
c.tax-qualified retirement plans;
d.“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code (or any entities all of the interests of which are held by a qualified foreign pension fund);
e.dealers in securities or foreign currencies;
f.persons whose functional currency is not the U.S. dollar;
g.traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;
h.“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;
i.entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes or holders of interests therein;
j.persons deemed to sell our common stock under the constructive sale provisions of the Code;
k.persons that acquired our common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;
l.persons that hold our common stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction; and
m.certain former citizens or long-term residents of the United States.
PROSPECTIVE INVESTORS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS (INCLUDING ANY POTENTIAL FUTURE CHANGES THERETO) TO THEIR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER ANY OTHER TAX LAWS, INCLUDING U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY U.S.

STATE OR LOCAL OR NON-U.S. TAXING JURISDICTION, OR UNDER ANY APPLICABLE INCOME TAX TREATY.
Non-U.S. Holder Defined
For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of our common stock that is not for U.S. federal income tax purposes a partnership or any of the following:
a.an individual who is a citizen or resident of the United States;
b.a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
c.an estate the income of which is subject to U.S. federal income tax regardless of its source; or
d.a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.
If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) considering the purchase of our common stock to consult with their own tax advisors regarding the U.S. federal income tax considerations of the purchase, ownership and disposition of our common stock by such partnership.
Distributions
Distributions of cash or other property on our common stock, if any, will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, the distributions will be treated as a non-taxable return of capital to the extent of the non-U.S. holder’s tax basis in our common stock and thereafter as capital gain from the sale or exchange of such common stock. See “—Gain on Sale or Other Taxable Disposition of Common Stock.” Subject to the withholding requirements under FATCA (as defined below) and with respect to effectively connected dividends, each of which is discussed below, any distribution made to a non-U.S. holder on our common stock generally will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the distribution unless an applicable income tax treaty provides for a lower rate. To receive the benefit of a reduced treaty rate, a non-U.S. holder must provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate.
Dividends paid to a non-U.S. holder that are effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons. Such effectively connected dividends will not be subject to U.S. withholding tax if the non-U.S. holder satisfies certain certification requirements by providing the applicable withholding agent with a properly executed IRS Form W-8ECI certifying eligibility for exemption. If the non-U.S. holder is a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.

Gain on Sale or Other Taxable Disposition of Common Stock
Subject to the discussion below under “—Backup Withholding and Information Reporting,” a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on any gain realized upon the sale or other taxable disposition of our common stock unless:
a.the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;
b.the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); or
c.our common stock constitutes a United States real property interest by reason of our status as a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes and as a result such gain is treated as effectively connected with a trade or business conducted by the non-U.S. holder in the United States.
A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.
A non-U.S. holder whose gain is described in the second bullet point above or, subject to the exceptions described in the next paragraph, the third bullet point above, generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons. If the non-U.S. holder is a corporation for U.S. federal income tax purposes whose gain is described in the second bullet point above, then such gain would also be included in its effectively connected earnings and profits (as adjusted for certain items), which may be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty).
Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we currently are not a USRPHC for U.S. federal income tax purposes, and we do not expect to become a USRPHC for the foreseeable future. However, in the event that we become a USRPHC, as long as our common stock continues to be “regularly traded on an established securities market” (within the meaning of the U.S. Treasury regulations), only a non-U.S. holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the disposition or the non-U.S. holder’s holding period for the common stock, more than 5% of our common stock will be treated as disposing of a United States real property interest and will be taxable on gain realized on the disposition of our common stock as a result of our status as a USRPHC. If we were to become a USRPHC and our common stock were not considered to be regularly traded on an established securities market, each non-U.S. holder (regardless of the percentage of stock owned) would be treated as disposing of a United States real property interest and would be subject to U.S. federal income tax on a taxable disposition of our common stock (as described in the preceding paragraph), and a 15% withholding tax would apply to the gross proceeds from such disposition.
Non-U.S. holders should consult with their own tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our common stock, including regarding potentially applicable income tax treaties that may provide for different rules.
Backup Withholding and Information Reporting
Any dividends paid to a non-U.S. holder must be reported annually to the IRS and to the non-U.S. holder. Copies of these information returns may be made available to the tax authorities in the country in which the non-

U.S. holder resides or is established. Payments of dividends to a non-U.S. holder generally will not be subject to backup withholding if the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form).
Payments of the proceeds from a sale or other disposition by a non-U.S. holder of our common stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our common stock effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the non-U.S. holder is not a United States person and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of our common stock effected outside the United States by such a broker if it has certain relationships within the United States.
Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.
Additional Withholding Requirements under FATCA
Sections 1471 through 1474 of the Code, and the U.S. Treasury regulations and administrative guidance issued thereunder (“FATCA”), impose a 30% withholding tax on any dividends on our common stock and, subject to the proposed U.S. Treasury regulations discussed below, on proceeds from sales or other dispositions of shares of our common stock, if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E), or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. While gross proceeds from a sale or other disposition of our common stock paid after January 1, 2019, would have originally been subject to withholding under FATCA, proposed U.S. Treasury regulations provide that such payments of gross proceeds do not constitute withholdable payments. Taxpayers may generally rely on these proposed U.S. Treasury regulations until they are revoked or final U.S. Treasury regulations are issued. Non-U.S. holders are encouraged to consult with their own tax advisors regarding the effects of FATCA on an investment in our common stock.
INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON STOCK SHOULD CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS (INCLUDING ANY POTENTIAL FUTURE CHANGES THERETO) TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF ANY OTHER TAX LAWS, INCLUDING U.S. FEDERAL ESTATE AND GIFT TAX LAWS AND ANY U.S. STATE OR LOCAL OR NON-U.S. TAX LAWS, AND TAX TREATIES.

PLAN OF DISTRIBUTION
The offered shares are being registered to permit the Selling Stockholders to offer and sell the offered shares from time to time after the date of this prospectus. These sales of securities may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. We will not receive any of the proceeds from the offering by the Selling Stockholders of the offered shares. We will bear the fees and expenses incurred by us in connection with our obligation to register the offered securities pursuant to the PerfX APA, Series A Registration Rights Agreement and IPO Registration Rights Agreement.
The Selling Stockholders may use any one or more of the following methods when selling securities:
•on the NYSE or any other national securities exchange or US inter-dealer system of a registered national securities association on which our Class A Common Stock may be listed or quoted at the time of sale;
•ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•an exchange distribution in accordance with the rules of the applicable exchange;
•privately negotiated transactions;
•settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
•broker-dealers may agree with the selling shareholders to sell a specified number of such securities at a stipulated price per share;
•through the writing or settlement of options or other hedging transactions, whether such options exchange or otherwise;
•a combination of any such methods of sale; or
•any other method permitted pursuant to applicable law.
A Selling Stockholder may, from time to time, pledge or grant a security interest in some of the shares of Class A Common Stock owned by it and, if the Selling Stockholders defaults in the performance of its secured obligations, the pledges or secured parties may offer and sell the shares, from time to time, under this prospectus, or under an amendment or supplement to this prospectus amending the list of the Selling Stockholders to include the pledgee, transferee, or other successors in interest as the Selling Stockholders under this prospectus. In connection with the sale of our Class A Common Stock or interests therein, a Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our Class A Common Stock in the course of hedging the positions they assume. A Selling Stockholder may also sell our Class A Common Stock short and deliver these securities to close out their short positions, or loan or pledge our Class A Common Stock to broker-dealers that in turn may sell these securities. A Selling Stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or one or more derivative securities that require the delivery to such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). A Selling Stockholder may transfer the shares of Class A Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders also may resell a portion of the offered shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act.
The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of our Class A Common Stock or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the Class A Common Stock may be underwriting discounts and commissions under the Securities Act. If the Selling Stockholders are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act, then the Selling Stockholders will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us and the Selling Stockholders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.
To the extent required, the Class A Common Stock to be sold, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters, and any applicable discounts, commissions, concessions or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
To facilitate the offering of the Class A Common Stock offered by the Selling Stockholders, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of our Class A Common Stock. This may include over-allotments or short sales, which involve the sale by persons participating in the offering of more shares than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of our Class A Common Stock by bidding for or purchasing shares in the open market or by imposing penalty bids, where by selling concessions allowed to dealers participating in the offering may be reclaimed if the shares sold by them are repurchased in connection with the stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our Class A Common Stock at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

LEGAL MATTERS
The validity of our Class A Common Stock offered by this prospectus will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. If any legal matters relating to offerings made in connection with this prospectus are passed upon by counsel for underwriters, dealers or agents, such counsel will be named in the prospectus supplement related to any such offering.
EXPERTS
The consolidated financial statements of Ranger Energy Services, Inc. as of December 31, 2021 and 2020 and for the years then ended incorporated in this Prospectus and in the Registration Statement by reference to the Ranger Energy Services, Inc. Annual Report on Form 10-K have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.
The consolidated financial statements of PerfX Wireline Services, LLC as of December 31, 2020 and 2019 and for each of the years then ended incorporated in this Prospectus and in the Registration Statement by reference to the Ranger Energy Services, Inc. Current Report on Form 8-K/A dated September 21, 2021 have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.
The combined financial statements of the Acquired Basic Business as of December 31, 2020 and 2019 and for each of the years then ended, which appear on the Form 8-K/A of Ranger Energy Services, Inc. dated March 23, 2022, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public through the Internet at the SEC’s website at http://www/sec.gov.
We also make available, free of charge, on our website at https://www.rangerenergy.com/ all of the documents that we file with the SEC as soon as reasonably practicable after we electronically file those documents with the SEC. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider such information as part of this prospectus.
This prospectus is part of a registration statement that we filed with the SEC and does not contain all of the information in the registration statement. The full registration statement, including exhibits to the registration statement, provides additional information about us and the Class A Common Stock offered under this prospectus and may be obtained from the SEC or us, as provided above.

UNAUDITED COMBINED PRO FORMA
STATEMENT OF OPERATIONS
FOR THE PERFX ACQUISITION
AND THE ACQUIRED BASIC BUSINESS

For the Year Ended
December 31, 2021

Introduction
The following unaudited combined pro forma financial information presents the unaudited combined pro forma statements of operations after giving effect to the following two business combinations:
PerfX Acquisition
On July 8, 2021, Ranger Energy Services, Inc. (the “Company” or “Ranger”) acquired PerfX Wireline Services, LLC (“PerfX”), a provider of wireline services that operate in Williston, North Dakota and Midland, Texas; excluding the assets of its XConnect Business (hereinafter “PerfX Acquisition”).
Basic Acquisition
On September 15, 2021, Ranger Energy Acquisition, LLC (“Buyer”), a controlled subsidiary of Ranger Energy Services, Inc., entered into an Asset Purchase Agreement with Basic Energy Services, Inc. (“the Parent”) and its following subsidiaries, Basic Energy Services, L.P., C&J Well Services, Inc., Taylor Industries, LLC, Breakaway Acquisition LLC and KVS Transportation, Inc, (each a “Seller” and, collectively, “Sellers” or “Basic”), pursuant to which Ranger acquired the right, title and interest of certain assets (“the Basic Assets”) related to Basic (the “Basic Acquisition,” together with the PerfX Acquisition, the “Acquisitions”). This transaction closed on October 1, 2021.
Specifically, Ranger acquired certain assets related to well servicing and completion and remedial business lines of the Sellers outside the State of California (excluding the water logistic business and corporate assets), related to the well servicing, fishing and rental tool, coiled tubing, rolling stock and real property locations inclusive of, but not limited to, real property owned in New Mexico, Oklahoma and Texas (collectively and hereinafter, “the Acquired Basic Business”, “the Business”, or “we”, “us” or “our”).
The following unaudited combined pro forma financial information presents the unaudited combined pro forma statement of operations after giving effect to the Acquisitions.
Information in the unaudited combined pro forma financial statements is presented as follows:
•The unaudited combined pro forma statement of operations for the year ended December 31, 2021 including adjustments for the acquisitions of PerfX and the Basic Assets as if the Acquisitions had been completed as of January 1, 2021.
The historical financial information has been adjusted to give effect to transaction accounting adjustments that are necessary to account for the Acquisitions. The transaction accounting adjustments are based on currently available information and certain estimates and assumptions and therefore the actual effects of these transactions will differ from the pro forma adjustments.
The unaudited pro forma financial information was prepared in accordance with Article 11 of Regulation S-X. The Acquisitions were accounted for using the acquisition method of accounting under the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 805, Business Combinations (“ASC 805”). Accordingly, the completed purchase price as it relates to PerfX and the preliminary purchase price as it relates to Basic was allocated to the assets acquired and liabilities assumed based upon management’s preliminary estimates of fair value. The determination of the final Basic fair values is dependent upon valuations as of the acquisition date and the final adjustments to the purchase price, which when they occur may result in an adjustment to the value of the acquired assets reflected in the unaudited combined pro forma financial statements.
The underlying historical financial information has been derived from:
•Audited consolidated financial statements of Ranger for the year ended December 31, 2021 contained in the Form 10-K filed on March 30, 2022
•Unaudited interim consolidated financial statements of PerfX for the six months ended June 30, 2021 contained in the Form 8-K/A filed on September 21, 2021.
•The unaudited interim combined financial statements for the nine months ended September 30, 2021 of the Acquired Basic Business contained in the Form 8-K/A filed on March 23, 2022.
•Unaudited combined proforma financial information of the Acquired Basic Business for the nine months ended September 30, 2021 contained in the Form 8-K/A filed on March 23, 2022.

The unaudited combined pro forma financial information is presented for illustrative purposes only and does not purport to indicate that the financial results of operations of future periods or results of operations that actually would have been realized had the Acquisitions been consummated on the dates or for the periods presented.
The unaudited combined pro forma financial information are subject to certain risks and uncertainties that could cause actual results to differ materially from those illustrated.

RANGER ENERGY SERVICES, INC.
UNAUDITED COMBINED PRO FORMA STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2021

	Ranger (Historical)	PerfX (Historical)	Transaction Accounting Adjustments (PerfX)	Note Reference	Basic (Carve Out)	Transaction Accounting Adjustments (Basic)	Note Reference	Total Pro Forma
Revenues	$293.1	$54.9	$—		$130.1	$—		$478.1

Operating expenses
Cost of services	263.3	50.4	(0.1)	(a)	107.5	(0.1)	(e)	421.0
General and administrative	33.5	2.6	(0.3)	(a)	33.8	(18.2)	(e)	51.4
Depreciation and amortization	36.8	3.6	(0.2)	(a)	11.9	(4.1)	(f)	48.0
Impairment	—	—	—		0.2	(0.2)	(g)	—
Total operating expenses	333.6	56.6	(0.6)		153.4	(22.6)		520.4

Operating loss	(40.5)	(1.7)	0.6		(23.3)	22.6		(42.3)

Other income and expenses
Interest expense, net	4.8	0.3	0.2	(b)/(c)	0.3	(0.2)	(h)	5.4
Gain on debt retirement	0.2	—	—		—	—		0.2
Gain on bargain purchase	(37.2)	—	—		—	—		(37.2)
Other income, net	—	(0.6)	—		—	—		(0.6)
Total other income and expenses	(32.2)	(0.3)	0.2		0.3	(0.2)		(32.2)

Loss before income tax expense	(8.3)	(1.4)	0.4		(23.6)	22.8		(10.1)
Tax expense	(6.2)				—	—		(6.2)
Net loss	(2.1)	(1.4)	0.4		(23.6)	22.8		(3.9)
Less: Net loss attributable to noncontrolling interests	(10.7)		(0.4)	(d)	—	(0.3)	(i)	(11.4)
Net loss attributable to Ranger Energy Services, Inc.	$8.6	$(1.4)	$0.8		$(23.6)	$23.1		$7.5

Net loss per share
Basic	0.73	—	—		—	—		0.63
Diluted	0.63	—	—		—	—		0.55
Weighted Average Shares Outstanding
Basic	11,860,312	—	—		—	—		11,860,312
Diluted	13,552,166	—	—		—	—		13,552,166
The accompanying notes are an integral part of the unaudited condensed combined pro forma financial information

Note 1 — Description of Transactions
PerfX Acquisition
On July 8, 2021, Ranger acquired PerfX, a provider of wireline services that operate in Williston, North Dakota and Midland, Texas; excluding the assets of its XConnect Business for $20.1 Million.
As consideration for the assets acquired, the Company issued 900,000 shares of Class A Common Stock at the acquisition date with an additional 100,000 shares of Class A Common Stock to be issued by the Company on the 12-month anniversary of the acquisition date. Additionally, the Company entered into a Secured Promissory Note of $11.4 million in consideration for the net assets acquired.
The PerfX purchase price includes a warrant to acquire a 30% ownership in the XConnect Business (“XConnect”), which expires on July 8, 2031. XConnect is the manufacturer of a perforating gun system developed by the PerfX sellers alongside the PerfX wireline service business. The warrant requires the Company to maintain a specific minimum level of purchases of XConnect’s manufactured products. Should the Company fail to maintain the specified minimum level of purchases, a forfeiture event would occur. The Company may elect to cure the forfeiture event through a cash payment to XConnect. If the Company elects to not cure the forfeiture event, the ownership percentage would reduce to 15%. Upon the occurrence of a second uncured forfeiture event, the warrant is deemed to be cancelled. No value was allocated to the warrant within in the purchase price allocation in Note 3.
Basic Acquisition
On September 15, 2021, Ranger acquired from Basic the right, title and interest of the Basic Assets for $37.6 million in cash, subject to normal closing adjustments and assumed liabilities in exchange for the Basic Assets. The closing date was October 1, 2021.
As a consideration paid, on October 1, 2021, Ranger consummated the private placement under the Securities Purchase Agreement, dated September 10, 2021, with certain accredited investors of 6.0 million newly issued shares of Series A Convertible Preferred Stock, par value $0.01 per share, in exchange for cash consideration in an aggregate amount of $42.0 million. The Preferred Stock will automatically convert into shares of the Company’s Class A Common Stock, par value $0.01 per share following receipt of Stockholder Approval and effectiveness of the Registration Statement.
Note 2 — Basis of Presentation
The unaudited combined pro forma financial information has been prepared to give effect to the Acquisitions. The unaudited combined pro forma financial information has been derived from historical financial statements of Ranger, PerfX, and Basic.
Ranger’s consolidated financial information has been prepared in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”) as issued by the Financial Accounting Standards Board (“FASB”). PerfX consolidated financial information and Basic’s combined financial information have been prepared in accordance with GAAP.
The unaudited combined pro forma financial information was prepared in accordance with Article 11 of Regulation S-X. The Acquisitions were accounted for using the acquisition method of accounting under the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 805, Business Combinations (“ASC 805”). For the Basic Acquisition, management utilized their best estimates and assumptions to assign preliminary fair value to the assets acquired and liabilities assumed at the acquisition date. The determination of the final fair values and purchase price allocation is based on preliminary estimates and subject to final adjustments. Such adjustments could be material. For PerfX, fair values of assets acquired and liabilities assumed have been finalized.
Information in the unaudited combined pro forma financial information is presented as follows:
•The unaudited combined pro forma statement of operations for the year ended December 31, 2021 including adjustments for the acquisitions of PerfX and the Basic Assets as if the Acquisitions had been completed as of January 1, 2021.
The column “PerfX (Historical)” reflect the historical results of the PerfX Acquisition from January 1, 2021 to June 30, 2021. The Company noted an immaterial one week timeframe between the quarter end results and the acquisition of PerfX that is not included in the historical data.

The column “Basic (Carve Out)” reflects the historical carve out results of the Acquired Basic Business from January 1, 2021 to September 30, 2021.
The historical financial information has been adjusted to give effect to transaction accounting adjustments that are necessary to account for the acquisition. The transaction accounting adjustments are based on currently available information and certain estimates and assumptions and therefore the actual effects of these transactions will differ from the pro forma adjustments. The unaudited combined pro forma financial information has been compiled in a manner consistent with the accounting policies of Ranger. All material adjustments required to reflect the Acquisitions are set forth in the columns labeled in “Transaction Accounting Adjustments (PerfX)” and “Transaction Accounting Adjustments (Basic)”, respectively.
The unaudited combined pro forma financial information has been prepared on the assumption that PerfX and Basic will be treated as a corporation for federal income tax purposes. The Company does not initially expect to recognize any income tax effects as a result of the acquisition.
The unaudited combined pro forma financial information is provided for illustrative purposes only and does not purport to represent what the actual results of operations of the company would have been had the acquisition occurred on the dates assumed, nor are they necessarily indicative of future results of operations.
Note 3 — Preliminary Purchase Price Allocation and Consideration Transferred for PerfX Acquisition
On July 8, 2021, Ranger acquired PerfX’s net assets excluding XConnect Business for $20.1 Million. As consideration for the assets acquired pursuant to the Asset Purchase Agreement, the Company issued 900,000 shares of Class A Common Stock at the acquisition date and an additional 100,000 shares of Class A Common Stock will be issued by the Company on the 12-month anniversary of the acquisition date. Additionally, the Company entered into a Secured Promissory Note of $11.4 million in consideration for the net assets acquired.
The following table shows the consideration transferred and the finalized allocation of the purchase price for PerfX to the acquired identifiable assets and assumed liabilities at the preliminary fair value on the acquisition date. The preliminary purchase price was based on the net assets acquired on the June 30, 2021 in accordance with ASC Topic 805, Business Combinations as follows, in millions:

Cash	$1.0
Accounts receivable	4.6
Inventory	2.4
Prepaid and other current assets	0.1
Operating leases, right-of-use asset	1.1
Property and equipment	18.4
Total assets acquired	27.6

Accounts payable	5.4
Accrued expenses	1.0
Operating lease right-of-use obligation	1.1
Total liabilities assumed	7.5

Total estimated purchase consideration transferred:
Promissory Note	11.4
Equity issued	8.7
Total estimated consideration transferred	$20.1

Note 4 — Preliminary Purchase Price Allocation and Consideration Transferred for Basic Acquisition
All assets associated with the Basic Acquisition, were recorded at their fair value based on a preliminary purchase price allocation. The Company used the market approach to value as of the closing date, October 1, 2021, to apply fair values to the assets purchased based on the selling price of similar assets. As a result of comparing the purchase price to the fair value of the assets acquired, a $37.2 million bargain purchase gain was recognized and is included in “Other income and expenses” in the combined pro forma statements of operations for the year ended December 31, 2020. The bargain purchase gain is primarily attributable Basic’s distressed financial position and lack of financing options available to avoid liquidation.
The following table presents the fair value of assets acquired and liabilities assumed in accordance with ASC 805, in millions:

Property and equipment	$89.5
Total assets acquired	89.5
Finance lease obligations	3.9
Bargain purchase deferred tax liability	10.8
Total liabilities assumed	14.7
Net assets acquired	74.8
Bargain purchase	37.2
Purchase price	$37.6
Note 5 — Unaudited combined pro forma statements of operations adjustments and assumptions for the Year Ended December 31, 2021
Transaction Accounting Adjustment (PerfX)
a.Reflects the exclusion of cost of services expenses of approximately $0.1 million, general and administrative expenses of approximately $0.3 million, and depreciation and amortization of $0.2 million related to the carve out of XConnect Business.
b.Reflects the exclusion of interest expense of approximately $0.3 million related to PerfX debt obligations not assumed.
c.Reflects interest expense of approximately $0.5 million on the Secured Promissory note issued in consideration for the net assets acquired.
d.Reflects the impact to net loss attributable to noncontrolling interests due to the operations of PerfX.
Transaction Accounting Adjustment (Basic)
e.Reflects the exclusion of $18.3 million of corporate cost allocated from Parent to the Basic carve out.
f.Reflects the exclusion of depreciation and amortization of $11.9 related to the Basic carve out and the recognition of the nine months amortization of $7.8 million related to the property and equipment acquired in the Asset Purchase Agreement.
g.Reflects the exclusion of impairment and other charges related to the Basic carve out.
h.Reflects the exclusion of interest expenses of $0.3 million related to the Basic carve out and the recognition of the nine months interest expense of $0.1 million related to the finance leases acquired in the Asset Purchase Agreement.
i.Reflect the impact to net loss attributable to non-controlling interests due to the operations of Basic.

IMPORTANT INFORMATION INCORPORATED BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents without restating that information in this document. The information incorporated by reference into this prospectus is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus. We incorporate by reference in this prospectus the documents listed below and all documents that we may subsequently file with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the termination of the offering under this prospectus provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules:
•our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 30, 2022;
•our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021 filed with the SEC on May 6, 2021, July 30, 2021 and November 5, 2021, respectively;
•our Current Reports on Form 8-K and Form 8-K/A, as applicable, filed with the SEC on February 25, 2021, April 14, 2021, May 5, 2021, May 7, 2021, May 17, 2021, May 20, 2021, May 20, 2021, June 14, 2021, July 14, 2021, July 23, 2021, July 29, 2021, September 8, 2021, September 16, 2021, September 21, 2021, September 29, 2021, October 4, 2021, November 4, 2021, January 13, 2022, February 23, 2022, March 17, 2022, March 23, 2022 and March 23, 2022, respectively;
•the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2021 from our Definitive Proxy Statement on Schedule 14A filed on April 8, 2022; and
•the description of our capital stock contained in our Registration Statement on Form 8-A, dated August 8, 2017 and any amendment or report filed with the SEC for the purposes of updating such description, including Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed on March 30, 2022.
We will provide to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of any or all of the information that we have incorporated by reference into this prospectus. We will provide this information upon written or oral request at no cost to the requester. Requests for these documents should be directed to J. Brandon Blossman, Ranger Energy Services, Inc., 10350 Richmond Avenue, Suite 550, Houston, Texas 77042, telephone (713) 935-8900.
You should rely only on the information contained in this prospectus, including information incorporated by reference as described above, or any prospectus supplement that we have specifically referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution
The following table presents the various expenses expected to be incurred in connection with the sale and distribution of the securities being registered hereby, other than underwriting discounts and commissions, all of which will be borne by the Company.

SEC Registration fee	$20,227
Accounting fees	70,000
Legal fees	75,000
Printing costs	—
Transfer agent’s fees	5,000
Miscellaneous expenses	—
Total expenses	$170,227

Item 14. Indemnification of Directors and Officers
Our amended and restated certificate of incorporation provides that a director will not be liable to the corporation or its shareholders for monetary damages to the fullest extent permitted by the DGCL. In addition, if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided for in our certificate of incorporation, will be limited to the fullest extent permitted by the amended DGCL. Our amended and restated bylaws provide that the corporation will indemnify, and advance expenses to, any officer or director to the fullest extent authorized by the DGCL.
Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings whether civil, criminal, administrative, or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys' fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, bylaws, disinterested director vote, shareholder vote, agreement or otherwise.
Our amended and restated certificate of incorporation also contains indemnification rights for our directors and our officers. Specifically, our amended and restated certificate of incorporation provides that we shall indemnify our officers and directors to the fullest extent authorized by the DGCL. Furthermore, we may maintain insurance on behalf of our officers and directors against expense, liability or loss asserted incurred by them in their capacities as officers and directors.
We have obtained directors' and officers' insurance to cover our directors, officers and some of our employees for certain liabilities.
We have entered into written indemnification agreements with our directors and executive officers. Under these agreements, if an officer or director makes a claim of indemnification to us, either a majority of the independent directors or independent legal counsel selected by the independent directors must review the relevant facts and make a determination whether the officer or director has met the standards of conduct under Delaware law that would permit (under Delaware law) and require (under the indemnification agreement) us to indemnify the officer or director.
Item 15. Recent Sales of Unregistered Securities
All Class A Common Stock and Series A Preferred Stock issuances, as described in further detail below, were issued and sold in reliance upon an exemption from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof.
On October 1, 2021, the Company consummated the private placement under the Series A Securities Purchase Agreement with certain accredited investors (each a “Purchaser” and collectively, the “Purchasers”) (the “Private Placement”) of 6.0 million newly issued shares of Series A Preferred Stock in exchange for cash consideration in an aggregate amount of $42 million. The Series A Preferred Stock will automatically convert into shares of Class A Common Stock following receipt of stockholder approval and effectiveness of a registration statement. As of the date of this filing the Company obtained appropriate stockholder approval, however a registration statement has not yet been deemed effective.
During the year ended December 31, 2021, the Company entered into a definitive agreement with affiliates of CSL and Bayou to terminate the Tax Receivable Agreement (the “TRA Termination Agreement”). In consideration of the TRA Termination Agreement, the Company issued an aggregate of 376,185 shares of Class A Common Stock of the Company to affiliates of CSL Capital Management and Bayou Holdings.
On September 24, 2021, pursuant to the Tax Receivable Termination Agreement, Ranger LLC redeemed CSL’s and Bayou’s outstanding units in Ranger LLC, and the Company redeemed the corresponding shares of its Class B Common Stock for an equivalent number of shares of Class A Common Stock. Following the redemptions, no shares of Class B Common Stock were issued or outstanding.
There have been no other sales of unregistered securities within the past three years.
Item 16. Exhibits and Financial Statement Schedules

Exhibit Number	Description
2.1††
Amended and Restated Asset Purchase Agreement dated as of July 31, 2017, by and among ESCO Leasing, LLC, Ranger Energy Services, LLC and Tim Hall (incorporated by reference to Exhibit 2.3 to the Registrant’s Form S-1 (File No. 333-218139) filed with the Commission on August 1, 2017).

2.2†
Asset Purchase Agreement, dated July 8, 2021 by and among PerfX Wireline Services, LLC, Bravo Wireline, LLC, Ranger Energy Services, Inc., Charlie Thomas, Shelby Sullivan, Jeff Thomas and Jimmie Hayes (incorporated by reference to Exhibit 2.1 to the Registrant’s Form 8-K (File No. 001-38183) filed with the Commission on July 14, 2021

2.3†
Asset Purchase Agreement dated as of September 15, 2021, by and among Ranger Energy Acquisition, LLC, Basic Energy Services, Inc., Basic Energy Services, L.P., C&J Well Services, Inc., Taylor Industries, LLC and KVS Transportation, Inc. (incorporated by reference to Exhibit 2.1 to the Registrant’s Form 8-K (File No. 001-38183) filed with the Commission on October 4, 2021).

2.4†
Closing Agreement and Amendment No. 1 to Asset Purchase Agreement, dated as of October 1, 2021, by and among Ranger Energy Acquisition, LLC, Basic Energy Services, Inc., Basic Energy Services, L.P., C&J Well Services, Inc., Taylor Industries, LLC and KVS Transportation Inc. (incorporated by reference to Exhibit 2.2 to the Registrant’s Form 8-K (File No. 001-38183) filed with the Commission on October 4, 2021).

3.1
Amended and Restated Certificate of Incorporation of Ranger Energy Services, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8‑K (File No. 001‑38183) filed with the Commission on August 22, 2017)

3.2	Amended and Restated Bylaws of Ranger Energy Services, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Form 8‑K (File No. 001‑38183) filed with the Commission on August 22, 2017)

Exhibit Number	Description
4.1	Registration Rights Agreement (incorporated by reference to Exhibit 4.1 to the Registrant’s Form 8‑K (File No. 001‑38183) filed with the Commission on August 22, 2017)
4.2	Stockholders’ Agreement (incorporated by reference to Exhibit 4.2 to the Registrant’s Form 8‑K (File No. 001‑38183) filed with the Commission on August 22, 2017)
5.1***	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered
10.1
Amended and Restated Limited Liability Company Agreement of RNGR Energy Services, LLC (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K (File No. 001-38183) filed with the Commission on August 22, 2017)

10.2†
Ranger Energy Services, Inc. 2017 Long Term Incentive Plan (incorporated by reference to Exhibit 4.7 to the Registrant’s Form S‑8 Registration Statement (File No. 333‑220018) filed with the Commission on August 17, 2017)

10.3†
Form of Restricted Stock Agreement (Employees) under the Ranger Energy Services, Inc. 2017 Long Term Incentive Plan. (incorporated by reference to Exhibit 4.8 to the Registrant’s Form S‑8 Registration Statement (File No. 333‑220018) filed with the Commission on August 17, 2017)

10.4†
Form of Restricted Stock Agreement (Directors) under the Ranger Energy Services, Inc. 2017 Long Term Incentive Plan. (incorporated by reference to Exhibit 4.9 to the Registrant’s Form S‑8 Registration Statement (File No. 333‑220018) filed with the Commission on August 17, 2017)

10.5†
Form of Ranger Energy Services, Inc. Performance Stock Unit Award Incentive Agreement (2019) (incorporated by reference to Exhibit 10.1 of the Registrant’s Form 10-Q filed with the Commission on May 1, 2019)

10.6†
Form of Ranger Energy Services, Inc. Performance Stock Unit Award Incentive Agreement (2020) (incorporated by reference to Exhibit 10.25 to the Registrant’s Form 10-K filed with Commission on February 26, 2021).

10.7	Tax Receivable Agreement (incorporated by reference to Exhibit 10.2 to the Registrant’s Form 8‑K (File No. 001‑38183) filed with the Commission on August 22, 2017)
10.8

Tax Receivable Termination and Settlement Agreement entered into as of September 10, 2021, by and among Ranger Energy Services, Inc., affiliates of CSL Capital Management, L.P., and Bayou Well Holdings Company, LLC. (incorporated by reference to Exhibit 10.4 of the Registrant’s Form 8-K (File No. 001- 38183) filed with the Commission on October 4, 2021).

10.9	Credit Agreement (incorporated by reference to Exhibit 10.3 to the Registrant’s Form 8‑K (File No. 001‑38183) filed with the Commission on August 22, 2017)
10.10†	Indemnification Agreement (William M. Austin) (incorporated by reference to Exhibit 10.5 to the Registrant’s Form 8‑K (File No. 001‑38183) filed with the Commission on August 22, 2017)
10.11†	Indemnification Agreement (Brett T. Agee) (incorporated by reference to Exhibit 10.6 to the Registrant’s Form 8‑K (File No. 001‑38183) filed with the Commission on August 22, 2017)
10.12†	Indemnification Agreement (Richard E. Agee) (incorporated by reference to Exhibit 10.7 to the Registrant’s Form 8‑K (File No. 001‑38183) filed with the Commission on August 22, 2017)
10.13†	Indemnification Agreement (Charles S. Leykum) (incorporated by reference to Exhibit 10.9 to the Registrant’s Form 8‑K (File No. 001‑38183) filed with the Commission on August 22, 2017)
10.14†	Indemnification Agreement (Krishna Shivram) (incorporated by reference to Exhibit 10.14 to the Registrant’s Form 8‑K (File No. 001‑38183) filed with the Commission on August 22, 2017)
10.15†	Indemnification Agreement (Gerald Cimador) (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8‑K (File No. 001‑38183) filed with the Commission on January 5, 2018)
10.16†	Indemnification Agreement (Byron Dunn) (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8‑K (File No. 001‑38183) filed with the Commission on March 26, 2020)
10.17†	Indemnification Agreement (Michael C. Kearney) (incorporated by reference to Exhibit 10.1 of the Registrant’s Form 8-K filed with the Commission on July 31, 2018)
10.18†	Indemnification Agreement (J. Brandon Blossman) (incorporated by reference to Exhibit 10.2 to the Registrant’s Form 8-K filed with the Commission on June 7, 2018)

Exhibit Number	Description
10.19†
Indemnification Agreement, dated as of September 1, 2021, by and between the Ranger Energy Services, Inc. and Stuart Bodden (incorporated by reference to Exhibit 10.2 to the Registrant’s Form 8-K (File No. 001-38183) filed with the Commission on September 8, 2021).

10.20
Employment Agreement, dated as of September 1, 2021, by and between Ranger Energy Services, Inc. and Stuart Bodden (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K (File No. 001-38183) filed with the Commission on September 8, 2021).

10.21
Employment Agreement, dated as of June 4, 2018, by and between Ranger Energy Services, Inc. and J. Brandon Blossman (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed with the Commission on June 7, 2018).

10.22	Master Financing and Security Agreement (incorporated by reference to Exhibit 10.1 to the Registrant's Form 8-K filed with the Commission on June 22, 2018)
10.23†
Form of Ranger Energy Services, Inc. Performance Stock Unit Award Incentive Agreement (2018) (incorporated by reference to Exhibit 10.21 of the Registrant’s Form 10-K Filed with the Commission on February 28, 2020)

10.24
Debt, Commitment Letter, dated as of September 10, 2021, by and among RNGR Energy Services, LLC, Eclipse Business Capital, LLC and Eclipse Business Capital SPV, LLC (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K (File No. 001-38183) filed with the Commission on September 29, 2021).

10.25
Loan and Security Agreement, dated as of September 27, 2021, by and among RNGR Energy Services, LLC and certain of its subsidiaries, Ranger Energy Services, Inc., the lenders party thereto, and Eclipse Business Capital LLC, as agent (incorporated by reference to Exhibit 10.2 to the Registrant’s Form 8-K (File No. 001- 38183) filed with the Commission on September 29, 2021).

10.26
First Amendment to the Loan and Security Agreement, dated January 7, 2022, by and among RNGR Energy Services, LLC and certain of its subsidiaries, Ranger Energy Services, Inc., the lenders party thereto, and Eclipse Business Capital, LLC, as agent (incorporated by reference to Exhibit 10.1 to the Registrant's Form 8-K (File No. 001-38183) filed with the Commission on January 13, 2022).

10.27
Secured Promissory Note, date July 8, 2021 by and among Bravo Wireline, LLC and Chief Investments, LLC (incorporated by reference to Exhibit 2.2 to the Registrant’s Form 8-K (File No. 001-38183) filed with the Commission on July 14, 2021)

10.28
Guaranty Agreement, dated as of July 8, 2021 by Ranger Energy Services, Inc. in favor of Chief Investments, LLC (incorporated by reference to Exhibit 10.2 to the Registrant’s Form 10-Q filed with the Commission on July 30, 2021).

10.29†
Securities Purchase Agreement entered into as of September 10, 2021, by and between Ranger Energy Services, Inc., and the purchasers named therein (incorporated by reference to Exhibit 10.1 of the Registrant’s Form 8-K (File No. 001-38183) filed with the Commission on October 4, 2021).

10.30
Registration Rights Agreement made and entered into as of September 10, 2021, by and among Ranger Energy Services, Inc., and each of the parties listed on the signature pages therein (incorporated by reference to Exhibit 10.2 of the Registrant’s Form 8-K (File No. 001-38183) filed with the Commission on October 4, 2021).

10.31†
Voting Agreement, dated as of September 10, 2021, entered into by and among Ranger Energy Services, Inc., affiliates of CSL Capital Management, L.P., and Bayou Well Holdings Company, LLC (incorporated by reference to Exhibit 10.3 of the Registrant’s Form 8-K (File No. 001-38183) filed with the Commission on October 4, 2021).

21.1
List of subsidiaries of Ranger Energy Services, Inc. (incorporated by reference to Exhibit 21.1 of the Registrant's Annual Report on Form 10-K (File No. 001-38183) filed with the Commission on March 30, 2022).

23.1***	Consent of BDO USA, LLP
23.2***	Consent of BDO USA, LLP
23.3***	Consent of KPMG LLP
23.4***	Consent of Vinson & Elkins L.L.P. (included as part of Exhibit 5.1 hereto)
24.1*	Power of Attorney (included on signature page to this registration statement)
*101.CAL	XBRL Calculation Linkbase Document
*101.DEF	XBRL Definition Linkbase Document
*101.INS	XBRL Instance Document
*101.LAB	XBRL Labels Linkbase Document

*101.PRE	XBRL Presentation Linkbase Document
*101.SCH	XBRL Schema Document
107***	Filing Fee Table
_________________________

*	Filed herewith
**	To be filed by amendment
***	Previously filed
†	Management contract or compensatory plan or arrangement

Item 17. Undertakings
(a)    The undersigned registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effect amendment thereof) which individually or in the aggregate, represent a fundamental change in the information presented in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price presented in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement;
Provided, however, that the undertakings set forth in paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained inf a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)    That, for the purpose of determining liability under the Securities Act to any purchaser:
(i)    Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii)    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on April 12, 2022.

Ranger Energy Services, Inc.

/s/ Stuart N. Bodden
Stuart N. Bodden
President, Chief Executive Officer and Director
(Principal Executive Officer)

POWER OF ATTORNEY
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Stuart N. Bodden	President, Chief Executive Officer and Director	April 12, 2022
Stuart N. Bodden	(Principal Executive Officer)

/s/ J. Brandon Blossman*	Chief Financial Officer	April 12, 2022
J. Brandon Blossman	(Principal Financial and Accounting Officer)

/s/ William M. Austin*	Chairman of the Board	April 12, 2022
William M. Austin

/s/ Brett T. Agee*	Director	April 12, 2022
Brett T. Agee

/s/ Richard E. Agee*	Director	April 12, 2022
Richard E. Agee

/s/ Krishna Shivram*	Director	April 12, 2022
Krishna Shivram

/s/ Charles S. Leykum*	Director	April 12, 2022
Charles S. Leykum

/s/ Gerald C. Cimador*	Director	April 12, 2022
Gerald C. Cimador

/s/ Michael C. Kearney*	Director	April 12, 2022
Michael C. Kearney

/s/ Byron A. Dunn*	Director	April 12, 2022
Byron A. Dunn

*/s/ Stuart N. Bodden
Stuart N. Bodden as Attorney-in-fact